Exhibit 99.6

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

CONTENTS

1	Third Quarter 2021 Highlights
2	Business Overview and Strategy
3	Business Developments
4	Outlook
5	Financial and Operating Highlights
6	Results of Operations
7	Financial Results
8	Liquidity and Capital Resources
9	Financial Instruments
10	Risks and Uncertainties
11	Non-GAAP Financial Measures
12	Critical Accounting Policies and Estimates
13	Internal Control over Financial Reporting and Disclosure Controls and Procedures
14	Cautionary Notes Regarding Forward-Looking Information and Mineral Reserves and Mineral Resources Estimates

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

This Management's Discussion and Analysis ("MD&A") is intended to supplement the unaudited condensed consolidated interim financial statements of SSR Mining Inc., ("SSR Mining", or the "Company") for the three and nine months ended September 30, 2021, and the related notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as issued by the Financial Accounting Standards Board (FASB), applicable to the preparation of interim financial statements. Additionally, this MD&A should be read in conjunction with Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations and the Consolidated Financial Statements included in Part II of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 23, 2022.

All figures are expressed in U.S. dollars ("USD") except where otherwise indicated. This MD&A should be read in conjunction with the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2021.

Additional information is available on SEDAR at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission ("SEC") website at www.sec.gov, and on the ASX at www.asx.com.au.

This MD&A contains "forward-looking information" that are subject to risk factors set out in a cautionary note contained in Section 15 herein. The Company uses certain non-GAAP financial measures in this MD&A; for a description of each of these measures, please see the discussion under "Non-GAAP Financial Measures" in Section 11. The Company uses Mineral Reserves and Mineral Resources classifications in this MD&A, which differ significantly from the classifications required by the SEC, as set out in the cautionary note contained in Section 15.

On September 16, 2020, the Company acquired all of the issued and outstanding shares of Alacer Gold Corp. (“Alacer”). The Company began consolidating the operating results, cash flows and net assets of Alacer from September 16, 2020, and the results in this MD&A reflect such consolidation.

1.THIRD QUARTER 2021 HIGHLIGHTS

▪Operational outperformance drives reduction in AISC guidance: Delivered third quarter production of 186,941 gold equivalent ounces at AISC of $947 per gold equivalent ounce.1 Year-to-date production of 583,316 gold equivalent ounces at AISC of $952 per gold equivalent ounce on track to meet full-year guidance ranges.1

▪Peer leading free cash flow generation: Generated year-to-date cash flows from operating activities of $424.4 million and free cash flow of $295.5 million.1 Reported third quarter attributable net income of $57.1 million, or $0.27 per share, and adjusted attributable net income of $88.3 million, or $0.41 per share.1

▪Year-to-date capital returns to shareholders total $181 million: At the end of Q3, SSR Mining has returned nearly $150 million to shareholders through the previously announced purchase of 8,800,700 shares, at an average share price of $16.82 per share, since the Normal Course Issuer Bid (“NCIB”) program’s inception of the program on April 19, 2021. In Q3 the company repurchased 4,800,700 shares at an average share price of $16.20 per share. In addition, the Board declared the third quarterly cash dividend of $0.05 per share on November 3, 2021.

▪Balance sheet remains strong: Cash and cash equivalents balances remained strong at $863.0 million, following $77.8 million in share buybacks, $10.7 million in dividend payments to equity shareholders, while also reducing debt balances $17.5 million during the quarter. Non-GAAP consolidated cash now totals $899.9 million.

▪Çöpler processed record tonnes in sulfide plant: Delivered gold production of 82,975 ounces in the third quarter, reporting AISC of $724 per ounce, driving robust margins.1 The sulfide plant treated a record 613,000 tonnes in the quarter. The updated Çöpler EIA, which includes the flotation circuit, was approved in October 2021. Subsequent provincial permitting for the operation of the flotation facility is in process and is expected to be completed in the fourth quarter.

1 SSR Mining reports the non-GAAP financial measures of all-in sustaining costs ("AISC") per ounce of gold, silver and gold equivalent sold, adjusted attributable net income, adjusted attributable net income per share and free cash flow to manage and evaluate the Company's operating performance. See “Non-GAAP Financial Measures” in Section 11.

SSR Mining Inc.	MD&A Q3 2021 | 2

▪Marigold achieves record material movement: Delivered gold production of 52,049 ounces for the third quarter as the mine moved a record 25.4 million tonnes of material, due to shorter haulage cycles and increased loading fleet capacities. Quarterly gold production and costs were impacted by maintenance in the stripping circuit deferring gold recovery into the fourth quarter.

▪Seabee mill processed a record 1,400 tonnes per day in September: Produced of 22,589 ounces of gold at AISC of $914 per ounce as head grades of 7.70 g/t were in line with plan. Despite scheduled mill maintenance in the quarter, throughput averaged 991 tonnes per day.1

▪Puna continues to achieve record production year-to-date: Produced 2.2 million ounces of silver at cash costs of $9.65 per ounce in the third quarter and AISC of $11.65 per ounce.1 Year-to-date production of 6.0 million ounces of silver was a record for the period and the mine is currently tracking above full-year production and below full-year cost guidance.

▪Continued delivery of positive exploration results across the portfolio: Announced exploration results from Ardich and Seabee in the quarter, highlighting near-mine organic growth potential that is expected to be reflected in updated technical reports from both assets in 2022. Additional exploration updates are expected from Marigold, Copper Hill, and Amisk by year-end 2021.

▪Announced the sale of a non-core royalty portfolio: On July 29, 2021, the Company announced it had entered into a definitive agreement to sell a portfolio of royalty interests and deferred payments to EMX Royalty Corp. (“EMX”) for total consideration of $100 million. This consideration includes $33 million in cash, $32.5 million in EMX shares, and $34 million in deferred compensation payments to be delivered upon achievement of clearly defined project development milestones. Subsequent to the quarter’s end, the transaction closed on October 21, 2021.

2.BUSINESS OVERVIEW AND STRATEGY

Business Overview

SSR Mining is an intermediate precious metals mining company with four producing assets, located in the USA, Turkey, Canada and Argentina. The Company primarily produces gold as well as silver, lead and zinc concentrates. The production sites and a global pipeline of high-quality development and exploration properties located in the USA, Turkey, Canada, Mexico and Peru form a diversified portfolio of high-margin, long-life assets along several of the world's most prolific metal districts.

The Company has an experienced leadership team with a proven track record of delivery and value creation. Across the organization, the Company has expertise in project construction, mining (open pit and underground), and processing (pressure oxidation, heap leach and flotation), with a robust commitment to health, safety, community engagement and environmental management.

The Company has a strong balance sheet, with $863.0 million in cash and cash equivalents as at September 30, 2021, to support its growth pipeline. The Company intends to leverage its balance sheet strength and proven track record of free cash flow generation to fund growth across the portfolio and facilitate superior returns to shareholders.

SSR Mining is listed under the ticker symbol SSRM on the Toronto Stock Exchange and Nasdaq Global Select Market (NASDAQ) and SSR on the Australian Securities Exchange.

Strategy

The Company's focus is on safe, sustainable, and profitable gold and silver production at its Çöpler Gold Mine ("Çöpler"), Marigold Mine ("Marigold"), Seabee Gold Operation ("Seabee"), and Puna Operations ("Puna"). SSR Mining is committed to delivering safe production with an emphasis on Operational Excellence. The Company is engaged in growing production and Mineral Reserves through exploration and asset acquisition to provide accretive growth.

Sustainability is a key priority for all stakeholders, whether they are local communities, local and national governments, the Company's shareholders or its employees. SSR Mining recognizes that people and the environment are central to its success and the Company is committed to safeguarding them by implementing high standards, as well as the necessary plans, procedures, metrics and targets to meet the Company's commitments.

SSR Mining Inc.	MD&A Q3 2021 | 3

SSR Mining's four producing assets are described below:

Çöpler Gold Mine, Turkey

Çöpler, 80% owned by SSR Mining, is an open pit gold mine located along the Tethyan belt in east-central Turkey in the Erzincan Province, approximately 1,100 kilometers southeast of Istanbul and 550 kilometers east of Ankara. Çöpler contains oxide and sulfide ores which are mined concurrently and processed through its two processing plants using heap leach and pressure oxidation processing, respectively, to produce gold doré bars. Çöpler and regional tenements are located within an SSR Mining land package of approximately 25,800 hectares.

Marigold Mine, USA

Marigold is an open pit gold mine located along the Battle Mountain-Eureka Trend in Nevada, USA. Marigold is a run-of-mine heap leach operation, moving more than 200,000 tonnes of material per day, and producing gold doré bars. Marigold is located within an SSR Mining land package of approximately 20,000 hectares.

Seabee Gold Operation, Canada

Seabee is an underground gold mine located along the Trans-Hudson Corridor in east-central Saskatchewan, Canada. Seabee processes ore through its processing plant using gravity concentration and cyanide leaching to produce gold doré bars. Seabee is located within an SSR Mining land package of approximately 60,000 hectares, including the 80% owned Fisher property.

Puna Operations, Argentina

Puna is an open pit silver-lead-zinc mine located along the silver belt in northern Argentina in the Province of Jujuy. Puna processes ore mined from the Chinchillas mine through its Pirquitas flotation processing mill to produce silver-lead and zinc concentrates.

3.BUSINESS DEVELOPMENTS

Payment of Dividends

During the three and nine months ended September 30, 2021, the Company paid quarterly cash dividends of $0.05 and $0.15 per common share, respectively, to equity holders of SSR Mining for total dividends of $10.7 million and $32.7 million, respectively.

Subsequent to September 30, 2021, the Board of Directors declared a quarterly cash dividend of $0.05 per common share, payable on December 13, 2021 to holders of record at the close of business on November 15, 2021.

COVID-19 Response and Impact on Operations

During the nine months ended September 30, 2021, the COVID-19 pandemic continued to impact global economic and financial markets, disrupting global supply chains and workforce participation. Many industries and businesses, including SSR Mining, continue to be impacted by the COVID-19 pandemic and face operating challenges associated with the regulations and guidelines resulting from efforts to contain COVID-19.

The Company continues to restrict all non-essential travel and manage the contacts of its employees and contractors in order to reduce the risk of COVID-19 impacting its operations. The Company is operating its corporate offices at reduced capacity, with most employees working remotely.

The Company's mine sites remain operational with carefully managed COVID-19 based restrictions designed to protect communities and employees, including quarantining, testing, ensuring physical distancing and providing additional protective equipment.

SSR Mining Inc.	MD&A Q3 2021 | 4

Assets Held for Sale

On July 29, 2021, the Company announced that it had entered into a definitive agreement to sell a portfolio of royalty interests and deferred payments (the "Royalty Portfolio") to EMX royalty Corp. (“EMX”) for total consideration of $100 million, subject to certain adjustments (the “Transaction”). The Transaction closed on October 21, 2021. Accordingly, the assets within the Royalty Portfolio were classified as held for sale as of July 29, 2021 and presented separately within current assets in the consolidated statement of financial position as at September 30, 2021. The Royalty Portfolio comprises 16 net smelter return and net profit interest royalties in Turkey and the Americas, previously included in mineral properties not yet subject to depletion; and deferred consideration, arising from previous sales of certain mineral properties, previously included in exploration and evaluation assets and other non-current assets in the consolidated statements of financial position.

At June 30, 2021, prior to the classification of the assets as held for sale, the Company recognized an impairment loss of $22.3 million on the Royalty Portfolio based on the difference between the carrying amount of the assets within the Royalty Portfolio, prior to the impairment loss, and the estimated net transaction price of $85.1 million. The Company did not recognize any further impairment loss on the Royalty Portfolio during the three months ended September 30, 2021.

4.OUTLOOK

This section of the MD&A provides management's production, cost, capital, exploration and development expenditure estimates for 2021. These are “forward-looking statements” and subject to the cautionary note regarding the risks associated with forward-looking statements contained in Section 14. Cash costs and AISC per ounce of gold and silver sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

The Company expects 2021 overall production to be within production guidance, which remains unchanged from that reported on January 19, 2021. However, given the strong cost performance over the year-to-date period, AISC guidance under IFRS has been lowered from $1,050 - $1,110 per gold equivalent ounce to $1,000 - $1,040 per gold equivalent ounce.2 All other guidance remains unchanged.

Capital Returns

In recognition of SSR Mining's position as a leading and sustainable free cash flow generator in the gold sector, it is the Company's intention to return excess attributable free cash flow to shareholders through a multi-tiered capital return structure. While a recurring quarterly dividend is expected to be the primary method of capital return, the Company has also instituted a Normal Course Issuer Bid ("NCIB") program during the second quarter of 2021. As at September 30, 2021, the Company has purchased a total of 8,800,700 of its outstanding common shares at an average share price of $16.82 per share, pursuant to the NCIB. SSR Mining's base dividend remains in place, and the Company will continue to evaluate additional avenues to return capital to shareholders in the coming months.

On September 13, 2021, the Company paid its quarterly dividend payment of $0.05 per common share to shareholders of record on August 16, 2021. The declaration and payment of future dividends will be at the discretion of the Board of Directors and will be made based on the Company’s financial position and other factors relevant at the time.

2 The costs assumptions included in the these forward looking statements have historically been prepared in accordance with International Financial Reporting Standards (IFRS). The actual costs throughout this document are prepared according to United States Generally Accepted Accounting Principles (U.S. GAAP); as such, these forecasts are not directly comparative to the non-GAAP measures included in this document.

SSR Mining Inc.	MD&A Q3 2021 | 5

5.FINANCIAL AND OPERATING HIGHLIGHTS

A summary of the Company's consolidated financial and operating results for the three and nine months ended September 30, 2021 and 2020 are presented below:

(in thousands of US dollars, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020 (6)	2021	2020 (6)
Financial Results
Revenue	$322,846	$225,412	$1,066,280	$482,360
Operating income	$92,659	$49,718	325,559	$64,373
Gross margin (2)	29%	22%	31%	13%
Net income	$64,179	$47,708	$269,423	$70,299
Net income attributable to equity holders of SSR Mining	$57,060	$45,766	$240,641	$68,357
Basic attributable net income per share	$0.27	$0.33	$1.11	$0.53
Adjusted attributable net income (1)	$88,265	$65,493	$303,498	$83,735
Adjusted basic attributable net income per share (1)	$0.41	$0.47	$1.40	$0.65

Cash provided by operating activities			$424,380	$95,762
Cash provided by (used in) investing activities			$(130,499)	$293,668
Cash used in financing activities			$(290,389)	$(127,119)

Operating Results
Gold produced (oz)	157,613	88,972	498,402	226,858
Gold sold (oz)	156,388	99,497	503,378	231,626
Silver produced ('000 oz)	2,184	1,280	5,966	3,416
Silver sold ('000 oz)	1,565	1,193	5,624	3,651
Lead produced ('000 lb) (4)	10,571	3,952	26,377	10,664
Lead sold ('000 lb) (4)	7,196	3,655	21,725	11,745
Zinc produced ('000 lb) (4)	3,420	1,876	10,434	4,056
Zinc sold ('000 lb) (4)	2,287	1,557	6,948	4,141

Gold equivalent produced (oz) (5)	186,941	107,556	583,316	267,529
Gold equivalent sold (oz) (5)	176,299	115,290	579,331	271,315

Average realized gold price ($/oz sold)	$1,792	$1,914	$1,804	$1,758
Average realized silver price ($/oz sold)	$24.06	$26.69	$25.67	$20.25

Cash cost per gold equivalent ounce sold (1, 5)	$711	$770	$698	$898
AISC per gold equivalent ounce sold (1, 5)	$947	$1,105	$952	$1,359

Financial Position	September 30, 2021		December 31, 2020
Cash and cash equivalents	$863,016		$860,633
Current assets	$1,508,142		$1,423,795
Total assets	$5,110,167		$5,177,344
Current liabilities	$230,946		$249,297
Total liabilities	$1,205,776		$1,326,856
Working capital (3)	$1,277,196		$1,174,498
(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted basic attributable net income per share, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Non-GAAP Financial Measures" in Section 11.
(2)Gross margin is defined as operating income divided by revenue.
(3)Working capital is defined as current assets less current liabilities.
(4)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(5)Gold equivalent ounces have been established using the average realized metal prices per ounce of precious metals sold in the period and applied to the recovered silver metal content produced by the mines. Zinc and lead production are not included in gold equivalent ounces produced.
(6)The data presented in this column includes operating results for Çöpler for the three and nine months ended September 30, 2020. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q3 2021 | 6

6.RESULTS OF OPERATIONS

Çöpler, Turkey

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Data	2021	2020 (1)	Change	2021	2020 (1)	Change
Gold produced - oxide (oz)	16,258	5,258	209%	61,630	5,258	1,072%
Gold produced - sulfide (oz)	66,717	14,328	366%	175,577	14,328	1,125%
Total gold produced (oz)	82,975	19,586	324%	237,207	19,586	1,111%
Gold sold (oz)	80,054	27,895	187%	239,428	27,895	758%

Ore mined - oxide (kt)	259	147	76%	1,388	147	844%
Ore mined - sulfide (kt)	1,935	99	1,855%	6,092	99	6,054%
Total material mined (kt)	6,259	1,063	489%	18,370	1,063	1,628%
Waste removed (kt)	4,065	817	398%	10,891	817	1,233%
Strip ratio	1.9	3.3	(42)%	1.5	3.3	(55)%

Ore stacked - oxide (kt)	333	121	175%	1,691	121	1,298%
Gold grade stacked - oxide (g/t)	0.87	1.24	(30)%	1.25	1.24	1%

Ore processed - sulfide (kt)	613	85	621%	1,716	85	1,919%
Gold grade processed - sulfide (g/t)	3.81	3.74	2%	3.56	3.74	(5)%
Gold recovery - sulfide (%)	90.7	89.0	2%	91.0	89.0	2%

Average realized gold price ($/oz sold)	$1,793	$1,920	(7)%	$1,805	$1,920	(6)%

Cash costs ($/oz gold sold) (2, 3)	$589	$615	(4)%	$619	$615	1%
AISC ($/oz gold sold) (2, 3)	$724	$740	(2)%	$761	$740	3%

Financial Data ($000s)
Revenue	$145,217	$53,566	171%	$437,393	$53,566	717%
Production costs	$65,773	$41,038	60%	$201,927	$41,038	392%
Depletion, depreciation and amortization	$29,442	$8,983	228%	$89,385	$8,983	895%
Exploration, evaluation, and reclamation costs	$2,575	$1,044	147%	$9,232	$1,044	784%
Operating income	$46,880	$4,062	1054%	$131,746	$4,062	3143%
Capital expenditures	$7,875	$4,420	78%	$27,629	$4,420	525%

(1)The data presented in this column includes operating results for Çöpler for the three and nine months ended September 30, 2020. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.
(2)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.
(3)Cash costs and AISC per ounce of gold sold exclude the impact of any fair value adjustment on acquired inventories as at the date of the Company's acquisition of Alacer.

SSR Mining Inc.	MD&A Q3 2021 | 7

Third Quarter 2021 Operating and Financial Results

Production

Çöpler produced 82,975 and 237,207 ounces of gold, respectively, in the three and nine months ended September 30, 2021. Oxide production was 209% and 1,072% higher than the comparative periods in 2020 due to the timing of the acquisition of Alacer, which occurred on September 16, 2020. Due to the timing of acquisition of Alacer there was less than one month of operations at Çöpler for which the Company was entitled to the economic benefits, compared to three months and nine months of operations in 2021 for the three and nine months ended September 30, 2021, respectively.

Sulfide production was 366% and 1,125% higher than the comparative periods in 2020 due to the timing of the acquisition of Alacer.

Oxide ore tonnes mined were 76% and 844% higher than the comparative periods in 2020 due to the timing of the acquisition of Alacer.

For the three and nine months ended September 30, 2021, the sulfide plant treated 1.9 million and 6.1 million tonnes of sulfide ore, respectively, and continued to operate efficiently above design, averaging 310 dtph and 288 dtph, respectively, for the three and nine months ended September 30, 2021. Plant gold recovery averaged approximately 91% for the three and nine months ended September 30, 2021. Recovery improvement projects and operational readiness activities were a focus for the third quarter of 2021.There are no further major shutdowns scheduled for 2021.

Çöpler flotation plant construction was completed during the third quarter of 2021 on budget and schedule. Commissioning activities for water runs and equipment testing were completed in July 2021. Receipt of required permits for the flotation circuit delayed further commissioning activities. The EIA was federally approved in October 2021. Subsequent provincial permitting for the operation of the new facility is in process and is expected to be completed this quarter. The flotation will be brought online as soon as the final permit is received.

Revenue

Revenue for the third quarter of 2021 was $145.2 million as 80,054 ounces of gold were sold at an average realized gold price of $1,793 per ounce. Gold ounces sold in the third quarter of 2021 were slightly lower than production due to a build-up of finished goods inventory.

Revenue for the nine months ended September 30, 2021 was $437.4 million as 239,428 ounces of gold were sold at an average realized gold price of $1,805 per ounce.

Operating Costs

Cash costs and AISC per ounce of gold sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

Unit operating costs were in line with comparative periods in 2020. The impact of the non-cash fair value adjustments on acquired inventories and mineral interests are reflected in production costs and depletion and depreciation, respectively. These impacts have been removed in the calculation of cash costs and AISC per ounce of gold sold (refer to Section 11).

In the third quarter of 2021, cash costs per ounce of gold sold were $589, and AISC per ounce of gold sold was $724, both of which were in line with the third quarter of 2020. Construction of the tailings storage facility phases 3 and 4 is advancing ahead of operational requirements using suitable mined waste rock and stockpiled material from 2020. Permits allowing completion of stage 4, which were previously delayed, had good progress with some important approvals completed in October.

For the nine months ended September 30, 2021, cash costs per ounce of gold sold were $619 and AISC per ounce of gold sold was $761, both of which were in line with the comparative periods in 2020.

SSR Mining Inc.	MD&A Q3 2021 | 8

Marigold, USA

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Data	2021	2020	Change	2021	2020	Change
Gold produced (oz)	52,049	49,136	6%	177,877	157,502	13%
Gold sold (oz)	53,371	51,702	3%	178,491	156,117	14%

Total material mined (kt)	25,398	20,582	23%	74,185	62,895	18%
Waste removed (kt)	21,346	13,890	54%	58,664	46,092	27%
Total ore stacked (kt)	4,052	6,692	(39)%	15,521	16,803	(8)%
Gold stacked grade (g/t)	0.39	0.43	(9)%	0.41	0.35	17%
Strip ratio	5.3	2.1	152%	3.8	2.7	41%

Average realized gold price ($/oz sold)	$1,793	$1,912	(6)%	$1,802	$1,735	4%

Cash costs ($/oz gold sold) (1)	$943	$976	(3)%	$870	$980	(11)%
AISC ($/oz gold sold) (1)	$1,127	$1,279	(12)%	$1,140	$1,278	(11)%

Financial Data ($000s)
Revenue	$95,607	$98,748	(3)%	$321,113	$270,615	19%
Production costs	$50,281	$50,750	(1)%	$155,582	$152,785	2%
Depletion, depreciation and amortization	$8,023	$8,037	—%	$25,438	$23,826	7%
Exploration, evaluation, and reclamation costs	$569	$1,008	(44)%	$2,262	$2,995	(24)%
Operating income	$36,734	$39,057	(6)%	$137,934	$90,650	52%
Capital expenditures	$8,126	$14,248	(43)%	$43,412	$42,384	2%

(1)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.

Third Quarter 2021 Operating and Financial Results

Production

Mined tonnes and gold production for the nine months ended September 30, 2021 were a record for Marigold.

In the third quarter of 2021, 25.4 million tonnes of material were mined, a 23% increase compared to the third quarter of 2020. The increases are attributable to 20% shorter haulage cycles and increased loading fleet capacities. Marigold produced 52,049 ounces of gold, an increase of 6% compared to the third quarter of 2020. This increase was as a result of a 19% increase in stacked recoverable ounces in the first quarter of 2021 compared to the first quarter of 2020. Some gold production was delayed from Q3 to Q4 2021 due to unplanned maintenance of the carbon strip vessels. This resulted in an increased gold inventory on carbon at the end of Q3 2021, which will now be poured in Q4 2021. 4.1 million tonnes of ore were stacked at a gold grade of 0.39 g/t. This compares to 6.7 million tonnes of ore stacked at a gold grade of 0.43 g/t in the third quarter of 2020. The lower ore tonnes and grades delivered in the third quarter of 2021 as compared to the third quarter 2020 are associated with the planned transition to waste stripping in Mackay 4-Phase 2 and the 5 North Pit.

For the nine months ended September 30, 2021, 15.5 million tonnes of ore were stacked at a gold grade of 0.41 g/t compared to 16.8 million tonnes of ore stacked at a gold grade of 0.35 g/t for the nine months ended September 30, 2020. The 8% decrease in ore tonnage was offset by an 17% increase in gold grade as compared to the nine months ended September 30, 2020. These changes were driven by the planned mining of the higher-grade portions of Mackay 4 and Mackay 8. For the nine months ended September 30, 2021, 177,877 ounces of gold were produced compared to 157,502 ounces of gold produced over the same period of 2020. This was the result of a 9.6% increase in stacked recoverable ounces during the nine months ended September 30, 2021 compared to the same period in 2020.

SSR Mining Inc.	MD&A Q3 2021 | 9

Revenue

Revenue decreased by 3% to $95.6 million in the third quarter of 2021 compared to the third quarter of 2020, due to a 6% decrease in the average realized gold price, offset by 3% more ounces sold. Gold ounces sold in the third quarter of 2021 were in line with production.

Revenue increased by 19% for the nine months ended September 30, 2021 as compared to the same period in the prior year, due to 14% more ounces sold and a 4% increase in the average realized gold price.

Operating Costs

Cash costs and AISC per ounce of gold sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

Cash costs per ounce of gold sold for the third quarter of 2021 were $943 which is in line compared to the same period of 2020.

AISC per ounce of gold sold was $1,127, a 12% decrease compared to the third quarter of 2020, primarily due to lower sustaining capital expenditures.

Cash costs per ounce of gold sold for the nine months ended September 30, 2021 were $870, a 11% decrease compared to the same period of 2020, primarily due to 14% more gold ounces sold as the result of higher grade ore placed on the leach pad.

AISC per ounce of gold sold for the nine months ended September 30, 2021 was $1,140, a 11% decrease compared to the same period of 2020 primarily due to 14% more gold ounces sold.

Seabee, Canada

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Data	2021	2020	Change	2021	2020	Change
Gold produced (oz)	22,589	20,249	12%	83,318	49,770	67%
Gold sold (oz)	22,963	19,900	15%	85,459	47,614	79%

Total ore milled (t)	91,174	66,409	37%	269,310	155,690	73%
Ore milled per day (t/day)	991	722	37%	986	568	74%
Gold mill feed grade (g/t)	7.70	10.17	(24)%	9.75	10.27	(5)%
Gold recovery (%)	98.0	98.6	(1)%	98.2	98.3	—%

Average realized gold price ($/oz sold)	$1,786	$1,913	(7)%	$1,803	$1,739	4%

Cash costs ($/oz sold) (1)	$606	$501	21%	$513	$551	(7)%
AISC ($/oz sold) (1)	$914	$990	(8)%	$830	$1,294	(36)%

Financial Data ($000s)
Revenue	$40,966	$38,035	8%	$153,800	$82,736	86%
Production costs	$15,077	$10,252	47%	$47,105	$26,154	80%
Depletion, depreciation and amortization	$10,023	$7,282	38%	$32,145	$17,186	87%
Exploration, evaluation, and reclamation costs	$3,621	$1,161	212%	$9,977	$4,233	136%
Operating income (loss)	$12,253	$18,616	(34)%	$64,554	$23,245	178%
Capital expenditures	$10,926	$9,616	14%	$33,493	$24,647	36%

(1)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.

SSR Mining Inc.	MD&A Q3 2021 | 10

Third Quarter 2021 Operating and Financial Results

Production

In the third quarter of 2021, Seabee produced 22,589 ounces of gold, a 12% increase compared to the same period in the prior year when production was temporarily suspended for part of the period in response to COVID-19.

For the nine months ended September 30, 2021, Seabee produced 83,318 ounces of gold, a 67% increase compared to the same period in the prior year, reflecting that the mill was fully operational in 2021 while in 2020 production was temporarily suspended in response to COVID-19.

During the third quarter of 2021, gold mill feed grade was 7.70 g/t. For the nine months ended September 30, 2021, gold mill feed grade was 9.75 g/t compared to 10.27 g/t, a 5% decrease compared to the same period in the prior year due to lower grade ore that was mined and milled.

Revenue

In the third quarter of 2021, revenue was $41.0 million as 22,963 ounces of gold were sold at an average realized gold price of $1,786 per ounce. Gold ounces sold in the third quarter of 2021 were in line with gold production.

Revenue increased by 86% for the nine months ended September 30, 2021 as compared to the same period in the prior year, due to 79% more ounces sold and a 4% increase in the average realized gold price. The increase in sales volume was due to higher production associated with full operations throughout the nine months of 2021 compared to the shutdown for part of the period in 2020.

Operating Costs

Cash costs and AISC per ounce of gold sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

In the third quarter of 2021, cash costs per ounce of gold sold were $606 and AISC per ounce of gold sold was $914.

For the nine months ended September 30, 2021, cash costs per ounce of gold sold were $513, a 7% decrease compared to the same period in the prior year, due to lower unit mining costs driven by 67% higher gold production, partially offset by an increase in mill processing costs due to increased maintenance during the period. Certain operating costs incurred during 2020 were classified as care and maintenance due to the COVID-19 related shutdown of operations.

For the nine months ended September 30, 2021, AISC per ounce of gold sold was $830, a 36% decrease compared to the same period in 2020, due to lower cash costs, care and maintenance expense, and a decrease in capital expenditures per gold ounce sold.

SSR Mining Inc.	MD&A Q3 2021 | 11

Puna, Argentina

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Data	2021	2020	Change	2021	2020	Change
Silver produced ('000 oz)	2,184	1,280	71%	5,966	3,416	75%
Silver sold ('000 oz)	1,565	1,193	31%	5,624	3,651	54%
Lead produced ('000 lb) (1)	10,571	3,952	167%	26,377	10,664	147%
Lead sold ('000 lb) (1)	7,196	3,655	97%	21,725	11,745	85%
Zinc produced ('000 lb) (1)	3,420	1,876	82%	10,434	4,056	157%
Zinc sold ('000 lb) (1)	2,287	1,557	47%	6,948	4,141	68%

Total material mined (kt)	2,956	901	228%	8,216	2,945	179%
Waste removed (kt)	2,519	722	249%	7,165	2,439	194%
Strip ratio	5.8	4.0	45%	6.8	4.8	42%

Ore milled (kt)	422	285	48%	1,214	703	73%
Silver mill feed grade (g/t)	167	150	11%	160	154	4%
Lead mill feed grade (%)	1.20	0.71	69%	1.07	0.77	39%
Zinc mill feed grade (%)	0.54	0.57	(5)%	0.60	0.51	18%
Silver recovery (%)	96.3	93.5	3%	95.7	94.2	2%
Lead recovery (%)	94.4	88.3	7%	92.4	89.8	3%
Zinc recovery (%)	67.9	52.4	30%	64.9	51.2	27%

Average realized silver price ($/oz)	$24.06	$26.69	(10)%	$25.67	$20.25	27%

Cash costs ($/oz silver sold) (2)	$9.65	$9.87	(2)%	$10.68	$13.71	(22)%
AISC ($/oz silver sold) (2)	$11.65	$16.51	(29)%	$12.73	$20.31	(37)%

Financial Data ($000s)
Revenue	$41,056	$35,063	17%	$153,974	$75,443	104%
Production costs	$23,390	$13,723	70%	$78,716	$53,966	46%
Depletion, depreciation and amortization	$4,470	$3,997	12%	$14,763	$10,721	38%
Exploration, evaluation, and reclamation costs	$442	$485	(9)%	$1,308	$1,521	(14)%
Operating income	$12,599	$10,996	15%	$57,411	$(6,991)	(921)%
Capital expenditures	$2,385	$4,221	(43)%	$7,906	$8,082	(2)%

(1)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(2)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.

Third Quarter 2021 Operating and Financial Results

Production

Production for the third quarter of 2021 was a record quarter for Puna.

During the third quarter of 2021, Puna produced 2.2 million ounces of silver, a 71% increase compared to the third quarter of 2020 as the mill was fully operational and ramped up in 2021 while in 2020 production was temporarily suspended for part of the period in response to COVID-19. Lead and zinc production were significantly higher than the third quarter of 2020 for the same reason. Processed ore contained an average silver grade of 167 g/t which was 11% above the third quarter of 2020.

For the nine months ended September 30, 2021, Puna produced 6.0 million ounces of silver, a 75% increase compared to the same period in prior year as the mill was fully operational in 2021, while in 2020, production was temporarily suspended in

SSR Mining Inc.	MD&A Q3 2021 | 12

response to COVID-19. Processed ore contained an average silver grade of 160 g/t, a 4% increase compared to the same period in the prior year.

Revenue

Revenue increased by 17% in the third quarter of 2021 compared to the third quarter of 2020, due to a 31% increase in silver ounces sold, partially offset by a 10% decrease in the average realized silver price. Silver ounces sold in the third quarter of 2021 were lower than expected due to shipment delays caused by a labor strike at the Port of Montevideo in Uruguay during the second half of September 2021.

Revenue for the nine months ended September 30, 2021 increased by 104% compared to the same period in the prior year due to a 54% increase in silver ounces sold and a 27% increase in the average realized silver price.

Operating Costs

Cash costs and AISC per ounce of silver sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.
In the third quarter of 2021, cash costs per ounce of silver sold were $9.65, in line with the prior period.

AISC per ounce of silver sold was $11.65, a decrease of 29% compared to the third quarter of 2020 due to more silver ounces sold, as well as care and maintenance costs that were incurred in 2020 but not in 2021.

For the nine months ended September 30, 2021, cash costs per ounce of silver sold were $10.68, a decrease of 22% compared to the same period in the prior year due to lower mining and processing unit costs as a result of higher average daily throughput.

For the nine months ended September 30, 2021, AISC per ounce of silver sold was $12.73, a decrease of 37% compared to the same period in the prior year due to higher production rates and lower cash costs, as well as care and maintenance costs that were incurred in 2020 but not in 2021.

Operational Excellence (OE)

The Company continues to build on its operational excellence foundation in a pragmatic and effective manner, with two streams of focus, Continuous Improvement and Innovation. The Operational Excellence program is coordinated and supported by the corporate Operational Excellence and Innovation (OE&I) group, allowing the Company to leverage skills internally and take a consistent approach to challenges common to all sites.

Continuous Improvement (CI)

CI is the foundation of OE and includes the application of and leveraging continuous improvement tools and processes across the group. This includes lean, Six Sigma, Management Operating Systems and value stream mapping. A baseline diagnostic assessment, aided by experienced consultancies, was completed during the third quarter of 2021 for Marigold, Seabee and Çöpler. Opportunities identified have been evaluated and prioritized for implementation. Implementation of the opportunities will form part of the 2022 Budget and Continuous Improvement program. Productivity, efficiency and supply chain projects are already underway across the business.

Innovation

The innovation program aims to improve the business, with a current focus on Advanced Analytics (AA), Artificial Intelligence (AI) and simulation. The OE&I group is leading and supporting several projects, including leveraging lessons from the successful AA/AI project at Çöpler (acidulation) into the Puna flotation circuits Machine Learning project. A digital twin is also being constructed for Marigold to provide an environment for simulation to test and tune mine optimization opportunities. The Company continues to evaluate innovation opportunities to improve and potentially create step change in the business.

SSR Mining Inc.	MD&A Q3 2021 | 13

7.FINANCIAL RESULTS

The following table sets out selected financial results and data for each of the eight most recently completed quarters, expressed in millions of US dollars, except for per share, per ounce and Turkish lira ("TRY"), Argentine peso ("ARS") and Canadian dollar ("CAD") rate amounts:

	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020 (5)	Q2 2020 (5)
Revenue	$322.8	$377.0	$366.5	$370.7	$225.4	$92.5
Operating Income	$92.7	$103.7	$129.2	$123.9	$49.7	$(6.0)
Gross margin (1)	29%	28%	35%	33%	22%	(6)%
Net Income	$64.2	$77.8	$127.5	$86.9	$47.7	$16.4
Attributable net income (loss) to equity holders of SSR Mining	$57.1	$74.7	$108.9	$83.2	$45.8	$16.4

Basic attributable net income (loss) per share	$0.27	$0.34	$0.50	$0.50	$0.33	$0.13

Gold equivalent ounces sold (2)	176,299	201,504	201,494	194,862	115,312	51,559

Average realized gold price ($/oz) (3)	$1,792	$1,820	$1,798	$1,880	$1,914	$1,722
Average realized silver price ($/oz) (3)	$24.06	$26.56	$26.02	$24.78	$26.69	$15.45

Average FX rate TRY per 1 USD	8.54	8.36	7.36	7.89	7.21	6.85
Average FX rate ARS per 1 USD	97.24	94.01	88.60	80.05	73.33	67.68
Average FX rate CAD per 1 USD	1.27	1.23	1.27	1.30	1.33	1.39

Cash and cash equivalents	863.0	870.4	866.0	860.6	733.6	461.7
Total assets	5,110.2	5,153.9	5,203.0	5,177.3	5,008.8	1,570.3
Working capital (4)	1,277.2	1,225.0	1,205.2	1,174.5	1,011.4	673.4
Non-current liabilities	974.8	986.0	1,023.2	1,077.6	1,037.3	413.2

(1)Gross margin is defined as operating income divided by revenue.
(2)Gold equivalent ounces have been established using the average realized metal prices per ounce of precious metals sold in the period and applied to the recovered silver metal content produced by the mines. Zinc and lead production are not included in gold equivalent ounces produced.
(3)The Company reports the non-GAAP financial measures of average realized metal prices per ounce of precious metals sold to manage and evaluate operating performance at its mines. For a better understanding of these measures, please refer to “Non-GAAP Financial Measures” in Section 11.
(4)Working capital is defined as current assets less current liabilities.
(5)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

The volatility in revenue over the past six quarters has resulted from variations in precious metals prices, which are not under the Company's control, sales volumes and the acquisition of Çöpler. There are no significant seasonal fluctuations in the results for the presented periods. Over the past six quarters, average realized gold prices have ranged between $1,722 and $1,914 per ounce and average realized silver prices have ranged between $15.45 and $26.69 per ounce. Sales volumes have benefited from the acquisition of Çöpler, generally increasing production at Seabee and Puna, as well as normal production variations at Marigold due to its nature as a run-of-mine heap leach operation. During the second quarter of 2020, as a result of the temporary suspensions at Seabee and Puna in response to the COVID-19 pandemic, sales volumes decreased significantly, negatively impacting revenue. During the third and fourth quarters of 2020, revenue was positively impacted by the acquisition of Alacer Gold Corp. which added gold sales at Çöpler.

SSR Mining Inc.	MD&A Q3 2021 | 14

REVIEW OF THIRD QUARTER FINANCIAL RESULTS

Three months ended September 30, 2021 compared to the three months ended September 30, 2020
(expressed in thousands of USD, except for per share amounts)

Net income attributable to SSR Mining shareholders for the three months ended September 30, 2021 was $57.1 million ($0.27 per share), compared to net income of $45.8 million ($0.33 per share) for the three months ended September 30, 2020. The following is a summary and discussion of the significant components of income and expenses recognized during the three months ended September 30, 2021 compared to the same period in the prior year.

	Three Months Ended September 30,
	2021	2020 (1)
Revenue	$322,846	$225,412
Operating Costs and Expenses:
Production costs	154,521	115,763
Depreciation, depletion, and amortization	51,958	28,299
General and administrative expense	11,970	2,103
Exploration, evaluation, and reclamation costs	11,058	7,244
Care and maintenance expense	—	6,611
Impairment of long-lived and other assets	5	—
Transaction, integration and SEC conversion expense	675	15,674
Operating income	92,659	49,718
Other income (expense):
Interest expense	(4,732)	(3,983)
Other income (expense)	(6,853)	11,408
Foreign exchange gain (loss)	(1,595)	(1,621)
Total other income (expense)	(13,180)	5,804
Income before income and mining taxes	79,479	55,522
Income and mining tax benefit (expense)	(14,285)	(7,302)
Equity loss of affiliates	(1,015)	(512)
Net income	64,179	47,708
Net loss (income) attributable to non-controlling interest	(7,119)	(1,942)
Net income attributable to SSR Mining shareholders	$57,060	$45,766
(1)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Revenue

Revenue increased by $97.4 million, or 43%, to $322.8 million for the three months ended September 30, 2021, compared to $225.4 million in the comparative period of 2020. The increase was mainly due to $145.2 million in gold sales at Çöpler for the third quarter of 2021, as well as higher gold sales at Seabee and higher silver sales at Puna. Gold sales at Seabee were $41.0 million compared to $38.0 million in the comparative period of 2020 due to a 15% increase in the volume of gold ounces sold, offset by a 7% decrease in the average realized gold price. Silver sales at Puna were $6.0 million, or 17%, higher than the comparative period of 2020 due to a 31% increase in the volume of silver ounces sold, offset by a 10% decrease in the average realized silver price.

SSR Mining Inc.	MD&A Q3 2021 | 15

Production costs

Production costs increased by $38.8 million, or 33%, to $154.5 million for the three months ended September 30, 2021, compared to $115.8 million in the comparative period of 2020. The increase in production costs was mainly due to $65.8 million in production costs at Çöpler, which includes $17.2 million of fair value adjustments on inventories held at the time of the acquisition that were subsequently processed and sold. Production costs at Seabee were $15.1 million compared to $10.3 million in the comparative period of 2020 due to 15% higher gold sales volumes, offset partially by lower unit production costs. Production costs were 70% higher at Puna mainly due to 31% higher silver sales volumes, driven by higher plant throughput. Production costs at Marigold were in line with prior period.

Depreciation, depletion, and amortization

Three Months Ended September 30,	2021	2020 (1)	Change
Depreciation, depletion, and amortization	$51,958	$28,299	84%
Gold equivalent ounces sold	176,299	115,290	53%
Depletion, depreciation, and amortization per gold equivalent ounce sold	$295	$245	20%
(1)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Depreciation, depletion, and amortization increased by $23.7 million, or 84%, to $52.0 million for the three months ended September 30, 2021 compared to $28.3 million for the comparative period of 2020. The increase in depreciation, depletion, and amortization was mainly due to $29.4 million in depreciation, depletion, and amortization at Çöpler.

General and administrative expense

General and administrative expense for the three months ended September 30, 2021 was $12.0 million compared to $2.1 million for the comparative period of 2020. The increase in general and administrative expense was primarily related to a larger combined organization following the acquisition of Alacer, covering more locations and jurisdictions. Further, the insurance market has hardened this year across almost all insurance policy types and the Company is therefore experiencing increased rates as a result of the pricing change in the market.

Exploration, evaluation, and reclamation costs

Exploration, evaluation, and reclamation costs for the three months ended September 30, 2021 was $11.1 million compared to $7.2 million for the comparative period of 2020. Exploration and evaluation work in the third quarter of 2020 was restricted by COVID-19. The expenditures incurred during the third quarter of 2021 mainly relate to brownfield exploration work at Çöpler, particularly around the Saddle target and Ardich, Marigold's Trenton Canyon and work at Seabee. The expenditures incurred during the third quarter of 2020 mainly related to greenfield exploration work performed at Trenton Canyon and Seabee.

Transaction, integration and SEC conversion expense

Transaction, integration, and SEC conversion expense for the three months ended September 30, 2021 was $0.7 million compared to $15.7 million for the comparative period of 2020. These costs are associated with one-time integration costs related to the Alacer merger and as the result of the Company's conversion to US GAAP.

Interest expense

Interest expense and other finance costs for the three months ended September 30, 2021 were $4.7 million compared to $4.0 million for the comparative period of 2020. The increase in interest expense is mainly due to the Air Liquide oxygen plant lease at Çöpler following the acquisition of Alacer.

Foreign exchange gain (loss)

Foreign exchange loss for the three months ended September 30, 2021 was $1.6 million compared to a foreign exchange loss of $1.6 million for the comparative period of 2020. The Company's main foreign exchange exposures are related to net monetary assets and liabilities denominated in ARS, CAD and TRY. During the three months ended September 30, 2021, the foreign exchange loss was mainly due to a weakening of the ARS against the USD and its impact on ARS-denominated assets at Puna,

SSR Mining Inc.	MD&A Q3 2021 | 16

offset partially by a weakening of the TRY against the USD and its impact on TRY-denominated liabilities at Çöpler. During the three months ended September 30, 2020, the foreign exchange loss was mainly due to a weakening of the ARS against the USD and its impact on our ARS-denominated assets at Puna.

Other income (expense)

Other income (expense) for the three months ended September 30, 2021 was an expense of $6.9 million compared to other income of $11.4 million for the comparative period of 2020. The change is mainly due to change in fair value of the Company's marketable securities.

Income and mining tax benefit (expense)

Income tax expense for the three months ended September 30, 2021 was $14.3 million compared to an income tax expense of $7.3 million for the comparative period of 2020.

The tax expense in the third quarter of 2021 was a result of profitable operations at all of the Company's mines, as well as gold and metal concentrate sales activities in Canada, partially offset by the impact of general and administrative expenses deductible in Canada.

The tax expense in the third quarter of 2020 was a result of profitable operations at all of our mines, as well as gold and metal concentrate sales activities in Canada, in addition to the impact of general and administrative expenses incurred in Canada.

Nine months ended September 30, 2021 compared to the nine months ended September 30, 2020
(expressed in thousands of USD, except for per share amounts)

Net income attributable to SSR Mining shareholders for the nine months ended September 30, 2021 was $240.6 million (1.11 per share), compared to net income of $68.4 million (0.53 per share) for the nine months ended September 30, 2020. The following is a summary and discussion of the significant components of income and expenses recognized during the nine months ended September 30, 2021 compared to the same period in the prior year.

	Nine Months Ended September 30,
	2021	2020 (1)
Revenue	$1,066,280	$482,360
Operating Costs and Expenses:
Production costs	483,330	273,943
Depreciation, depletion, and amortization	161,731	60,716
General and administrative expense	34,936	17,591
Exploration, evaluation, and reclamation costs	32,310	19,561
Care and maintenance expense	—	27,697
Impairment of long-lived and other assets	22,354	—
Transaction, integration and SEC conversion expense	6,060	18,479
Operating income	325,559	64,373
Other income (expense):
Interest expense and other finance costs	(14,567)	(9,239)
Other income (expense)	(8,646)	19,329
Foreign exchange (loss) gain	(2,904)	(785)
Total other income (expense)	(26,117)	9,305
Income before income and mining taxes	299,442	73,678
Equity loss of affiliates	(2,536)	(512)
Income tax expense	(27,483)	(2,867)
Net income	269,423	70,299
Net loss (income) attributable to non-controlling interest	(28,782)	(1,942)
Net income attributable to SSR Mining shareholders	$240,641	$68,357
(1)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q3 2021 | 17

Revenue

Revenue increased by $583.9 million, or 121%, to $1,066.3 million for the nine months ended September 30, 2021, compared to $482.4 million in the comparative period of 2020. The increase was mainly due to $437.4 million in gold sales at Çöpler for the nine months ended September 30, 2021, in addition to higher gold sales at Seabee and Marigold and higher silver sales at Puna. Gold sales at Seabee were $71.1 million, or 86%, higher than the comparative period of 2020 due to a 79% increase in the volume of gold ounces sold, driven by higher production as a result of no COVID-19 related shutdowns in 2021, and a 4% increase in the average realized gold price. Gold sales at Marigold were $50.5 million, or 19%, higher than the comparative period of 2020 due to a 14% increase in the volume of gold ounces sold and a 4% increase in the average realized gold price. Silver sales at Puna were $78.5 million, or 104% higher than the comparative period of 2020 due to a 54% increase in the volume of silver ounces sold, driven by higher production as a result of no COVID-19 related shutdowns in 2021, and a 27% increase in the average realized silver price.

Production costs

Production costs increased by $209.4 million, or 76%, to $483.3 million for the nine months ended September 30, 2021, compared to $273.9 million in the comparative period of 2020. The increase in production costs was mainly due to $201.9 million in production costs at Çöpler, which includes $49.2 million of fair value adjustments on inventories held at the time of the acquisition that were subsequently processed and sold. Production costs were 2% higher at Marigold mainly due to 14% higher gold sales volumes, offset partially by lower unit production costs. Production costs were 80% higher at Seabee mainly due to 79% higher gold sales volumes, driven by higher production as a result of no COVID-19 related shutdowns in 2021. Production costs were 46% higher at Puna mainly due to 54% higher silver sales volumes, offset partially by lower unit production costs.

Depreciation, depletion, and amortization

Nine Months Ended September 30,	2021	2020 (1)	Change
Depreciation, depletion, and amortization	$161,731	$60,716	166%
Gold equivalent ounces sold	579,331	271,315	114%
Depletion, depreciation, and amortization per gold equivalent ounce sold	$279	$224	25%
(1)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Depreciation, depletion, and amortization increased by $101.0 million, or 166%, to $161.7 million for the nine months ended September 30, 2021 compared to $60.7 million for the comparative period of 2020. The increase in depreciation, depletion, and amortization was mainly due to $89.4 million in depreciation, depletion, and amortization at Çöpler. In addition, at Seabee, depreciation, depletion, and amortization increased by $15.0 million, or 87% due to the temporary suspension of operations in response to COVID-19 in 2020.

General and administrative expense

General and administrative expense for the nine months ended September 30, 2021 was $34.9 million compared to $17.6 million for the comparative period of 2020. The increase in general and administrative expense is primarily related to a larger combined organization following the acquisition of Alacer that covers more locations and jurisdictions. Further, the insurance market has hardened this year across almost all insurance policy types and the Company is experiencing increased rates as a result of the pricing change in the market.

Exploration, evaluation, and reclamation costs

Exploration, evaluation, and reclamation costs for the nine months ended September 30, 2021 was $32.3 million compared to $19.6 million for the comparative period of 2020. Exploration and evaluation work in the nine months ended September 30, 2020 was severely restricted by COVID-19. The expenditures incurred during the nine months ended September 30, 2021 mainly relate to brownfield exploration work at Çöpler, particularly around the Saddle target and Ardich, Trenton Canyon and work at Seabee. The expenditures incurred during the nine months ended September 30, 2020 mainly related to greenfield exploration work performed at Trenton Canyon and Seabee.

SSR Mining Inc.	MD&A Q3 2021 | 18

Impairment of long-lived and other assets

Impairment loss for the nine months ended September 30, 2021 was $22.4 million compared to nil for the comparative period of 2020. The Company recognized an impairment loss related to the Royalty Portfolio, based on the difference between the carrying amount of the assets within the Royalty Portfolio, prior to the impairment loss, and the estimated net transaction price.

Transaction, integration and SEC conversion expense

Transaction, integration expense, and SEC conversion expense for the nine months ended September 30, 2021 was $6.1 million compared to $18.5 million for the comparative period of 2020. These costs are associated with the acquisition and integration activities related to the merger with Alacer and as the result of the Company's conversion to US GAAP.

Interest expense

Interest expense for the nine months ended September 30, 2021 were $14.6 million compared to $9.2 million for the comparative period of 2020. The increase in interest expense is mainly due to the addition of interest expense associated with the Term Loan and the Air Liquide oxygen plant lease following the acquisition of Alacer.

Other income (expense)

Other income (expense) for the nine months ended September 30, 2021 was an expense of $8.6 million compared to other income of $19.3 million for the comparative period of 2020. The change is mainly due to the change in fair value of the Company's marketable securities.

Foreign exchange gain (loss)

Foreign exchange loss for the nine months ended September 30, 2021 was $2.9 million compared to a foreign exchange loss of $0.8 million for the comparative period of 2020. The Company's main foreign exchange exposures are related to net monetary assets and liabilities denominated in ARS, CAD and TRY. During the nine months ended September 30, 2021, the foreign exchange loss was mainly due to a weakening of the ARS against the USD and its impact on ARS-denominated assets at Puna, offset partially by a weakening of the TRY against the USD and its impact on TRY-denominated liabilities at Çöpler. During the nine months ended September 30, 2020, the Company recognized a foreign exchange loss due to a weakening of the ARS and its impact on our ARS-denominated assets at Puna, offset partially by a foreign exchange gain on our corporate CAD-denominated liabilities during the first quarter of 2020, as the CAD weakened, in addition to a foreign exchange gain on corporate-denominated cash and cash equivalents balance during the second and third quarters of 2020 as the CAD strengthened.

Income and mining tax benefit (expense)

Income tax expense for the nine months ended September 30, 2021 was $27.5 million compared to an expense of $2.9 million for the comparative period of 2020. The tax expense in the first nine months of 2021 was a result of profitable operations at all of the Company's mines, as well as gold and metal concentrate sales activities in Canada, partially offset by the impact of general and administrative expenses deductible in Canada.

The tax expense for the nine months ended September 30, 2020 is a result of profitable operations at Çöpler, Marigold and Seabee, in addition to gold and metal concentrate sales activities in Canada, offset partially by the impact of care and maintenance expenses related to the temporary suspension of operations at Seabee and Puna, as well as the impact of general and administrative expenses incurred in Canada.

SSR Mining Inc.	MD&A Q3 2021 | 19

8.LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the Company's cash flow activity:
(expressed in thousands of USD, except for per share amounts)

	Nine Months Ended September 30,
	2021	2020 (1)
Cash generated by operating activities	$424,380	$95,762
Cash (used in) generated by investing activities	(130,499)	293,668
Cash (used in) generated by financing activities	(290,389)	(127,119)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,102)	557
Increase (decrease) in cash, cash equivalents and restricted cash	2,390	262,868
Cash, cash equivalents, and restricted cash, beginning of period	895,921	505,985
Cash, cash equivalents, and restricted cash, end of period	$898,311	$768,853
(1)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Cash (used in) generated by operating activities

For the nine months ended September 30, 2021, cash generated by operating activities was $424.4 million compared to cash generated by operating activities of $95.8 million in the comparative period of 2020. The increase in cash generated by operating activities compared to the comparative period of 2020 is mainly due to higher operating income across all mine operations. Çöpler generated operating income of $131.7 million, while operating income increased by $64.4 million, $41.3 million and $47.3 million at Puna, Seabee and Marigold, respectively, compared to the comparative period of 2020. This increase was offset partially by increases in trade receivables at Puna in the second quarter of 2021 due to timing of concentrate sales during the first half of 2021 and decreases in accounts payable and accrued liabilities from payment of royalties particularly related to Çöpler.

Cash (used in) generated by investing activities

For the nine months ended September 30, 2021, cash used in investing activities was $130.5 million compared to cash generated by investing activities of $293.7 million in the comparative period of 2020. The increase in cash used in investing activities compared to the comparative period of 2020 is mainly due to the one-time receipt of $303.4 million in cash from the acquisition of Alacer in Q3 2020. The increase in cash used in investing activities is also due to a $49.0 million increase in plant and equipment purchases which includes $5.5 million of capitalized exploration costs.

Cash (used in) generated by financing activities

For the nine months ended September 30, 2021, cash used in financing activities was $290.4 million compared to cash used in financing activities of $127.1 million in the comparative period of 2020. For the nine months ended September 30, 2021, cash used in financing activities was primarily related to $148.1 million of common shares repurchased under the Company's share re-purchase program, $55.5 million of dividends paid to the non-controlling interest in Çöpler and $32.7 million$32.7 million of dividends paid to equity holders of SSR Mining. For the nine months ended September 30, 2020, cash used in financing activities was primarily related to the redemption of $115.0 million of convertible notes.

Liquidity

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities as they fall due. The Company manages its liquidity risk through a rigorous planning, budgeting and forecasting process, which is reviewed and updated on a regular basis, to help determine the funding requirements to support its current operations, expansion and development plans, and by managing its capital structure. The Company's objective is to ensure that there are sufficient committed financial resources to meet its business requirements for a minimum of twelve months.

On a longer-term basis, the Company continues to focus on capital allocation and its cost reduction strategy, while also implementing various optimization activities at its operations to improve the cash generating capacity of each operation.

SSR Mining Inc.	MD&A Q3 2021 | 20

At September 30, 2021, the Company had $898.3 million of cash, cash equivalents, and restricted cash, an increase of $2.4 million from December 31, 2020, mainly due to positive income from mine operations generated at each of the Company's operations, offset partially by financing and investing cash outflows.

At September 30, 2021, the Company's working capital position was $1,277.2 million, an increase of $102.7 million from $1,174.5 million at December 31, 2020. At September 30, 2021, the Company held $814.2 million of its cash, cash equivalents, and restricted cash balance in USD. Additionally, $1.0 million of cash, cash equivalents, and restricted cash was held in TRY and $32.7 million was held in ARS.

The Company periodically enters into contracts in the normal course of business that give rise to commitments for future minimum payments. There were no new significant commitments subsequent to December 31, 2020.

Capital Resources

The Company's objectives when managing capital are to:
▪safeguard its ability to continue as a going concern in order to develop and operate its current projects and pursue strategic growth initiatives; and
▪maintain a flexible capital structure which lowers its cost of capital.

In assessing capital structure, the Company includes the components of shareholders’ equity, the 2019 Notes, the Term Loan and the Credit Facility. In order to facilitate the management of capital requirements, the Company prepares annual budgets and continuously monitors and reviews actual and forecasted cash flows. The annual budget is monitored and approved by the Company's Board of Directors. To maintain or adjust the capital structure, the Company may, from time to time, issue new shares or debt, repay debt or dispose of non-core assets. The Company expects its current capital resources will be sufficient to meet its business requirements for a minimum of twelve months.

On June 7, 2021, the Company amended its previous revolving credit facility which expired on June 8, 2021, increasing the facility size from $75 million to $200 million and extending the maturity by four years to June 8, 2025. The Amended Credit Facility also includes an accordion feature that increased from $25 million to $100 million.

The Amended Credit Facility may be used by the Company for working capital, reclamation bonding and other general corporate purposes. Amounts drawn under the Amended Credit Facility are subject to variable interest rates at LIBOR plus an applicable margin ranging from 2.00% to 3.00%, based on the Company's net leverage ratio. Undrawn amounts are subject to a standby fee ranging from 0.40% to 0.60%, based on the Company's net leverage ratio. As of September 30, 2021, the amended credit facility is undrawn.

As of September 30, 2021, the Company was in compliance with its externally-imposed financial covenants in relation to the Term Loan and Credit Facility. The Company does not have any financial covenants in relation to the 2019 Notes.

Many interbank offer rates (IBORs) are expected to be replaced by new alternative benchmark rates in the next few years. The Company's Term Loan, Credit Facility and interest rate swap contracts are indexed to London interbank offered rates ("LIBOR") that have not yet transitioned to alternative benchmark rates at the end of the current reporting period. For the Credit Facility, the Company has implemented fallback language in the loan agreements to allow for a transition from LIBOR to either the Secured Overnight Financing Rate ("SOFR") or an alternative benchmark reference rate as agreed upon by the Company and respective syndicate of lenders. For the Term Loan, the Company is currently working with the syndicate of lenders to assess the potential alternatives to the use of LIBOR. For the interest rate swap contracts, considering the short term to maturity, as well as the current expected timing of changes to alternative benchmark rates, the Company does not expect to transition to an alternative benchmark rate.

SSR Mining Inc.	MD&A Q3 2021 | 21

Outstanding share data

As at September 30, 2021, the Company had 211,806,942 common shares and 358,925 stock options outstanding. The stock options outstanding are exercisable into common shares at exercise prices ranging between C$7.27 and C$29.09 per share.

The Company's authorized capital consists of an unlimited number of common shares without par value. As at November 3, 2021, the following common shares and options were outstanding:

	Number of shares	Exercise price	Remaining life
		CAD $	(years)
Capital stock	211,811,412
Stock options	358,925	7.27 - 29.09	0.23 - 5.56
Other share-based compensation awards	1,142,252		0.04 - 8.16
Fully diluted	213,312,589

SSR Mining Inc.	MD&A Q3 2021 | 22

9.FINANCIAL INSTRUMENTS

The Company is exposed to a variety of financial risks as a result of its operations, including market risk (which includes price risk, currency risk and interest rate risk), credit risk, liquidity risk and capital risk. The Company's overall risk management strategy seeks to reduce potential adverse effects on its financial performance.

The Company may, from time to time, use foreign exchange contracts, commodity price contracts, equity hedges and interest rate swaps to manage its exposure to fluctuations in foreign currency, metal and energy prices, marketable securities values and interest rates. The Company does not have a practice of trading derivatives. The Company's use of derivatives is limited to specific programs to manage fluctuations in foreign exchange, diesel prices, interest rates and marketable securities risks, which are subject to the oversight of its Board of Directors.

The risks associated with the Company's financial instruments, and the policies on how the Company mitigates those risks are set out below. This is not intended to be a comprehensive discussion of all risks. There were no significant changes to the Company's exposures to these risks or the management of its exposures during the nine months ended September 30, 2021.
a)Market Risk
This is the risk that the fair values of financial instruments will fluctuate due to changes in market prices. The significant market risks to which the Company is exposed are price risk, currency risk and interest rate risk.
(i)Price Risk
This is the risk that the fair values or future cash flows of the Company's financial instruments will fluctuate because of changes in market prices.
The Company has not hedged the price of any metal as part of its overall corporate strategy.
As the Company does not have trade receivables relating to gold sales, changes in gold prices do not impact the value of any financial instruments. The Company does have price risk related to provisionally priced receivables related to its concentrate sales.
The costs relating to the Company's production activities vary depending on market prices of consumables, including diesel fuel and electricity. The Company hedges a portion of its future cash flows relating to diesel consumption through swap and option contracts within limits set under a risk management policy approved by the Board of Directors to manage exposure to fluctuations in diesel prices. In addition, due to the ice road supply at Seabee, the Company purchases annual consumable supplies in advance at prices which are generally fixed at the time of purchase, and not during the period of use.
During the second quarter of 2021, the Company did not enter into any additional diesel hedges at Marigold and Seabee. As at September 30, 2021, the Company has not hedged future anticipated diesel consumption at Çöpler or Puna. If and when it is determined to be favorable, the Company may execute additional diesel fuel hedges under its risk management policy.
(ii)Currency Risk
Currency risk is the risk that the fair values or future cash flows of the Company's financial instruments will fluctuate because of changes in foreign exchange rates. Exchange rate fluctuations affect the costs the Company incurs at its operations. Gold, silver, lead and zinc are sold in USD and the Company's costs are principally in USD, TRY, CAD and ARS. The appreciation or depreciation of foreign currencies against the USD can increase or decrease the cost of metal production and capital expenditures in USD terms. The Company is also exposed to currency risk arising from cash, cash equivalents and restricted cash held in foreign currencies, marketable securities, accounts receivable and other financial assets, trade and other payables, lease liabilities, other financial liabilities, and income and other taxes receivable (payable) denominated in foreign currencies. Further, the Company is exposed to currency risk through monetary and non-monetary assets and liabilities and tax bases of assets, liabilities and losses of entities whose taxable profit or tax loss are denominated in foreign currencies. Changes in exchange rates give rise to temporary differences resulting in a deferred tax liability or asset with the resulting deferred tax charged or credited to income tax expense, respectively.

Effective September 2, 2019, Argentina introduced new Central Bank regulations which require export proceeds to be converted into ARS within five business days of such proceeds entering the country. These provisions were intended to be temporary until December 31, 2019, however, the provisions remained in effect as at September 30, 2021. While these provisions remain in effect, the Company is unable to hold funds in Argentina in USD, which may increase its exposure to the ARS.

SSR Mining Inc.	MD&A Q3 2021 | 23

(iii)Interest Rate Risk
Interest rate risk is the risk that the fair values or future cash flows of the Company's financial instruments will fluctuate because of changes in market interest rates. The Company manages interest rate risk by maintaining an investment policy for short-term investments and cash held in banks, which focuses on preservation of capital and liquidity. As at September 30, 2021, the Company is exposed to interest rate cash flow risk arising from its cash and restricted cash in bank accounts that earn variable interest rates, and interest expense on variable rate borrowings. The Company's variable rate borrowings are comprised of the Term Loan, which is subject to a variable interest rate of LIBOR plus 3.50% to 3.70%, and the Credit Facility, which is subject to a variable interest rate of LIBOR plus 2.00% to 3.00%. The Company has not drawn on the Credit Facility as at September 30, 2021.

Future net cash flows from interest income on cash, restricted cash, and interest expense on variable rate borrowings will be affected by interest rate fluctuations. To mitigate exposures to interest rate risk, the Company may purchase short-term investments at market interest rates that result in fixed yields to maturity. The Company holds interest rate swaps to limit exposure to the impact of the variable LIBOR interest rate volatility. As at September 30, 2021, approximately 32% of the outstanding Term Loan balance is covered through interest rate swap contracts through the duration of the interest rate hedge program, ending in December 2021.

As at September 30, 2021, the Company is exposed to interest rate fair value risk on the 2019 Notes which is subject to a fixed interest rate. A change in interest rates would impact the fair value of the 2019 Notes. However, as the 2019 Notes are measured at amortized cost, there would be no impact on the Company's financial results.

a)Credit Risk

Credit risk is the risk that the counterparty to a financial instrument will cause a financial loss for the Company by failing to discharge its obligations under the terms of the financial contract. The Company's credit risk is limited to the following instruments:

(i)Credit risk related to financial institutions and cash deposits

Credit risk related to financial institutions and cash deposits is managed by diversifying cash and cash equivalents and restricted cash holdings among various financial institutions and by investing those holdings in diverse investment types including short term investment grade securities and money market fund holdings, including bankers’ acceptances, guaranteed investment contracts, corporate commercial paper, and United States treasury bills and notes in accordance with the Company’s investment policy. Investment objectives are primarily directed towards preservation of capital and liquidity. The investment policy provides limitations on concentrations of credit risk, credit quality, and the duration of investments, as well as minimum rating requirements for banks and financial institutions that hold the Company’s cash and cash equivalents and restricted cash.

(ii)Credit risk related to trade receivables

The Company is exposed to credit risk through its trade receivables on concentrate sales, which are principally with internationally-recognized counterparties. Payments of receivables are scheduled, routine and received within a contractually agreed time frame, typically up to 90 days. The Company manages this risk through provisional payments of approximately 90% of the value of the concentrate shipped and through transacting with multiple counterparties.

(iii)Credit risk related to other financial assets and VAT receivables

The Company is exposed to credit risk through its value-added tax ("VAT") receivables and other receivables that are collectible from the governments of Turkey and Argentina. With respect to VAT in Turkey, the balance is expected to be recoverable in full. With respect to VAT in Argentina, the balance is expected to be recoverable in full; however, due to legislative rules and the complex collection process, a portion of the asset is classified as non-current until government approval of the recovery claim is approved. Management monitors its exposure to credit risk on a continual basis. At September 30, 2021, no amounts were held as collateral.

SSR Mining Inc.	MD&A Q3 2021 | 24

10.RISKS AND UNCERTAINTIES

The mining industry involves many risks including global pandemics which are inherent to the nature of the business, global economic trends and economic, environmental and social conditions in the geographical areas of operation. As a result, the Company is subject to a number of risks and uncertainties, each of which could have an adverse effect on its operating results, business prospects or financial position. The Company continuously assesses and evaluates these risks, seeking to minimize them by implementing high operating standards and processes to identify, assess, report and monitor risk across the organization.

For a comprehensive list of other known risks and uncertainties affecting the business, please refer to the section entitled “Risk Factors” in the Company's most recent Annual Information Form, which is available at www.sedar.com, and the Company's most recent Annual Report on Form 40-F, which is available on the EDGAR section of the SEC website at www.sec.gov.

SSR Mining Inc.	MD&A Q3 2021 | 25

11.NON-GAAP FINANCIAL MEASURES

The Company has included certain non-GAAP performance measures throughout this document. These performance measures are employed by the Company to measure its operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors and other stakeholders also use this information to evaluate its operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. These non-GAAP measures should be read in conjunction with the Company's consolidated financial statements.
Non-GAAP Measure - Cash Costs Per Ounce Sold
The Company uses cash costs per ounce of precious metals sold, a non-GAAP financial measure, to monitor its operating performance internally, including operating cash costs, and for internal decision making. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the production costs associated with an ounce of precious metal, the Company includes the by-product credits as it considers the cost to produce the gold or silver is reduced as a result of the by-product sales incidental to the gold and silver production process, thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations, including the impact of measuring inventories at fair value in connection with business combinations. When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

The following tables provide a reconciliation of cash costs per ounce sold to the consolidated financial statements:

	Three Months Ended September 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Total
Production costs	$65,773	$50,281	$15,077	$23,390	$154,521
By-product credits	(1,487)	(14)	(18)	(10,784)	(12,303)
Treatment and refining charges	—	65	49	2,962	3,076
Incremental COVID-19 related costs (1)	—	(46)	(1,204)	(1,231)	(2,481)
Fair value adjustment on acquired inventories	(17,161)	—	—	—	(17,161)
Cash costs	$47,125	$50,286	$13,904	$14,337	$125,652

Gold sold (oz)	80,054	53,339	22,950	—	156,343
Silver sold (oz)	—	—	—	1,486,272	1,486,272
Gold equivalent sold (oz) (2, 3)	80,054	53,339	22,950	19,956	176,299

Cash cost per gold ounce sold	$589	$943	$606	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$9.65	N/A
Cash cost per gold equivalent ounce sold	$589	$943	$606	$718	$713

SSR Mining Inc.	MD&A Q3 2021 | 26

	Three Months Ended September 30, 2020
(in thousands of USD, unless otherwise noted)	Çöpler (4)	Marigold	Seabee	Puna	Total
Production costs	$41,038	$50,750	$10,252	$13,723	$115,763
By-product credits	—	(12)	—	(4,401)	(4,413)
Treatment and refining charges	—	52	5	1,892	1,949
Incremental COVID-19 related costs (1)	(214)	(372)	(279)	—	(865)
Fair value adjustment on acquired inventories	(23,670)	—	—	—	(23,670)
Cash costs	$17,154	$50,418	$9,978	$11,214	$88,764

Gold sold (oz)	27,895	51,670	19,900	—	99,465
Silver sold (oz)	—	—	—	1,136,403	1,136,403
Gold equivalent sold (oz) (2, 3)	27,895	51,670	19,900	15,825	115,290

Cash cost per gold ounce sold	$615	$976	$501	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$9.87	N/A
Cash cost per gold equivalent ounce sold	$615	$976	$501	$709	$770

	Nine Months Ended September 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Total
Production costs	$201,927	$155,582	$47,105	$78,716	$483,330
By-product credits	(4,494)	(74)	(79)	(29,066)	(33,713)
Treatment and refining charges	—	327	308	10,442	11,077
Incremental COVID-19 related costs (1)	—	(649)	(3,526)	(2,985)	(7,160)
Fair value adjustment on acquired inventories	(49,205)	—	—	—	(49,205)
Cash costs	$148,228	$155,186	$43,808	$57,107	$404,329

Gold sold (oz)	239,428	178,351	85,416	—	503,195
Silver sold (oz)	—	—	—	5,349,386	5,349,386
Gold equivalent sold (oz) (2, 3)	239,428	178,351	85,416	76,136	579,331

Cash cost per gold ounce sold	$619	$870	$513	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$10.68	N/A
Cash cost per gold equivalent ounce sold	$619	$870	$513	$750	$698

SSR Mining Inc.	MD&A Q3 2021 | 27

	Nine Months Ended September 30, 2020
(in thousands of USD, unless otherwise noted)	Çöpler (4)	Marigold	Seabee	Puna	Total
Production costs	$41,038	$152,785	$26,154	$53,966	$273,943
By-product credits	—	(31)	(20)	(11,185)	(11,236)
Treatment and refining charges	—	122	71	4,585	4,778
Incremental COVID-19 related costs (1)	(214)	—	—	—	(214)
Fair value adjustment on acquired inventories	(23,670)	—	—	—	(23,670)
Cash costs	$17,154	$152,876	$26,205	$47,366	$243,601

Gold sold (oz)	27,895	156,020	47,600	—	231,515
Silver sold (oz)	—	—	—	3,455,193	3,455,193
Gold equivalent sold (oz) (2, 3)	27,895	156,020	47,600	39,800	271,315

Cash cost per gold ounce sold	$615	$980	$551	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$13.71	N/A
Cash cost per gold equivalent ounce sold	$615	$980	$551	$1,190	$898
(1)COVID-19 related costs include direct, incremental costs associated with COVID-19.
(2)Gold equivalent ounces have been established using realized metal prices per ounce of precious metal sold in the period and applied to the recovered metal content of the gold and silver sold by Çöpler, Marigold, Seabee and Puna. The Company has not included lead and zinc as they are considered a by-product.
(3)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(4)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q3 2021 | 28

Non-GAAP Measure - AISC Per Ounce Sold

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its by-product cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that this measure represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

As described above, AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its cash costs and which are reconciled to reported production costs in the tables above.

The following tables provide a reconciliation of total AISC per ounce to the consolidated financial statements:

	Three Months Ended September 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$47,125	$50,286	$13,904	$14,337	$—	$125,652
Sustaining capital expenditures	9,155	8,996	6,932	2,385	—	27,468
Sustaining exploration and evaluation expense	147	217	—	36	—	400
Reclamation cost accretion and amortization	527	616	152	406	—	1,701
General and administrative expense and share-based compensation expense	1,032	—	(8)	154	10,791	11,969
Total AISC	$57,986	$60,115	$20,980	$17,318	$10,791	$167,190

Gold sold (oz)	80,054	53,339	22,950	—	—	156,343
Silver sold (oz)	—	—	—	1,486,272	—	1,486,272
Gold equivalent sold (oz) (1, 2)	80,054	53,339	22,950	19,956	—	176,299

AISC per gold ounce sold	$724	$1,127	$914	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$11.65	N/A	N/A
AISC per gold equivalent ounce sold	$724	$1,127	$914	$868	N/A	$948

SSR Mining Inc.	MD&A Q3 2021 | 29

	Three Months Ended September 30, 2020
(in thousands of USD, unless otherwise noted)	Çöpler (3)	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$17,154	$50,418	$9,978	$11,214	$—	$88,764
Sustaining capital expenditures	3,169	14,248	8,920	1,198	—	27,535
Sustaining exploration and evaluation expense	312	688	—	39	—	1,039
Care and maintenance	—	—	730	5,881	—	6,611
Reclamation cost accretion and amortization	—	850	71	443	—	1,364
General and administrative expense and share-based compensation expense	—	(104)	(4)	(17)	2,226	2,101
Total AISC	$20,635	$66,100	$19,695	$18,758	$2,226	$127,414

Gold sold (oz)	27,895	51,670	19,900	—	—	99,465
Silver sold (oz)	—	—	—	1,136,403	—	1,136,403
Gold equivalent sold (oz) (1, 2)	27,895	51,670	19,900	15,825	—	115,290

AISC per gold ounce sold	$740	$1,279	$990	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$16.51	N/A	N/A
AISC per gold equivalent ounce sold	$740	$1,279	$990	$1,185	N/A	$1,105

	Nine Months Ended September 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$148,228	$155,186	$43,808	$57,107	$—	$404,329
Sustaining capital expenditures	25,728	44,902	26,594	7,906	—	105,130
Sustaining exploration and evaluation expense	367	1,207	—	90	—	1,664
Reclamation cost accretion and amortization	1,911	2,055	469	1,218	—	5,653
General and administrative expense and share-based compensation expense	6,021	(103)	19	1,776	27,223	34,936
Total AISC	$182,255	$203,247	$70,890	$68,097	$27,223	$551,712

Gold sold (oz)	239,428	178,351	85,416	—	—	503,195
Silver sold (oz)	—	—	—	5,349,386	—	5,349,386
Gold equivalent sold (oz) (1, 2)	239,428	178,351	85,416	76,136	—	579,331

AISC per gold ounce sold	$761	$1,140	$830	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$12.73	N/A	N/A
AISC per gold equivalent ounce sold	$761	$1,140	$830	$894	N/A	$952

SSR Mining Inc.	MD&A Q3 2021 | 30

	Nine Months Ended September 30, 2020
(in thousands of USD, unless otherwise noted)	Çöpler (3)	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$17,154	$152,876	$26,205	$47,366	$—	$243,601
Sustaining capital expenditures	3,169	42,379	23,266	5,059	—	73,873
Sustaining exploration and evaluation expense	312	2,036	—	193	—	2,541
Care and maintenance	—	—	11,806	15,891	—	27,697
Reclamation cost accretion and amortization	—	1,795	212	1,328	—	3,335
General and administrative expense and share-based compensation expense	—	359	112	341	16,779	17,591
Total AISC	$20,635	$199,445	$61,601	$70,178	$16,779	$368,638

Gold sold (oz)	27,895	156,020	47,600	—	—	231,515
Silver sold (oz)	—	—	—	3,455,193	—	3,455,193
Gold equivalent sold (oz) (1, 2)	27,895	156,020	47,600	39,800	—	271,315

AISC per gold ounce sold	$740	$1,278	$1,294	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$20.31	N/A	N/A
AISC per gold equivalent ounce sold	$740	$1,278	$1,294	$1,763	N/A	$1,359

(1)Gold equivalent ounces have been established using realized metal prices per ounce of precious metal sold in the period and applied to the recovered metal content of the gold and silver sold by Çöpler, Marigold, Seabee and Puna. The Company has not included lead and zinc as they are considered a by-product.
(2)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(3)The data presented includes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q3 2021 | 31

Non-GAAP Measure - Adjusted Attributable Net Income

Adjusted attributable net income and adjusted attributable net income per share are used by management and investors to measure the Company's underlying operating performance. Adjusted attributable net income is defined as net income adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impact of measuring inventories and mineral properties at fair value in connection with business combinations; impairment adjustments and reversals; foreign exchange gains (losses), including those related to deferred tax balances; transaction and integration expenses; changes in tax rates and other non-recurring items.

Prior to the third quarter of 2020, adjusted attributable net income was also adjusted to exclude non-cash finance expense, net of non-cash finance income and any write-downs of inventories to net realizable value. These items are no longer excluded as they are considered to occur from time to time in the normal course of operations. In addition, in prior periods, adjustments to net income were not individually tax-effected. The Company's calculation of adjusted attributable net income now tax effects each adjusting item within the "income tax impact related to above adjustments" line item. The calculations of adjusted attributable net income and adjusted attributable net income per share for prior periods conform with the presentation in the current period.

The following table provides a reconciliation of adjusted attributable net income to the consolidated financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of USD, unless otherwise noted)	2021	2020	2021	2020
Net income attributable to SSR Mining shareholders	$57,060	$45,766	$240,641	$68,357
Adjustments:
Fair value adjustment on acquired assets (1)	26,449	20,782	75,928	20,782
COVID-19 related costs (2)	2,480	864	7,160	864
Foreign exchange loss (gain)	1,595	1,621	2,904	785
Transaction, integration, and SEC conversion expense	675	15,674	6,060	18,479
Impairment of long-lived and other assets	5	—	22,354	—
Loss (gain) on sale of mineral properties, plant and equipment	1,152	(483)	(462)	1,197
Changes in fair value of investments	4,524	(5,168)	6,472	(11,036)
Income tax impact related to above adjustments	(8,607)	(8,294)	(25,448)	(9,274)
Foreign exchange (gain) loss and inflationary impacts on tax balances (3)	(5,015)	(5,269)	(44,666)	(6,419)
Impact of tax rate change on fair value adjustments	7,947	—	12,555	—
Adjusted net income attributable to equity holders of SSR Mining	$88,265	$65,493	$303,498	$83,735

Weighted average shares outstanding ('000s)	213,426	137,961	217,392	128,190
Adjusted basic attributable income per share to equity holders of SSR Mining	$0.41	$0.47	$1.40	$0.65

(1)Fair value adjustments on acquired assets relate to the acquisition of Alacer's inventories and mineral properties.
(2)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.
(3)Foreign exchange loss on tax balances relates mainly to the impact of foreign exchange rate changes on foreign currency denominated tax balances principally at Çöpler and Puna.

SSR Mining Inc.	MD&A Q3 2021 | 32

Non-GAAP Measure - Free Cash Flow

The Company uses free cash flow, a non-GAAP financial measure, to supplement information in its consolidated financial statements. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

Free cash flow is reconciled to the amounts included in the consolidated statements of cash flows as follows:

	Nine Months Ended September 30,
(in thousands of USD, unless otherwise noted)	2021	2020
Cash generated by operating activities	$424,380	$95,762
Additions to mineral property, plant and equipment	(128,924)	(79,882)
Free cash flow	$295,456	$15,880

Non-GAAP Measure - Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA

EBITDA represents net income before interest, taxes, depreciation, and amortization. EBITDA is an indicator of the Company's ability to generate liquidity by producing operating cash flow to fund working capital needs, service debt obligations, and fund capital expenditures.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impact of measuring inventories at fair value in connection with business combinations; impairment adjustments and reversals; foreign exchange gains (losses); transaction and integration expenses; unrealized gains (losses) on derivatives; and other non-recurring items.

The following is a reconciliation of EBITDA and adjusted EBITDA to the consolidated financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of USD, unless otherwise noted)	2021	2020	2021	2020
Net income attributable to equity holders of SSR Mining	$57,060	$45,766	$240,641	$68,357
Net income (loss) attributable to non-controlling interests	7,119	1,942	28,782	1,942
Depletion, depreciation and amortization	51,958	28,299	161,731	60,716
Interest expense	4,732	3,983	14,567	9,239
Income and mining tax expense (benefit)	14,285	7,302	27,483	2,867
EBITDA	$135,154	$87,292	$473,204	$143,121
Fair value adjustment on acquired inventories	17,161	23,670	49,205	23,670
COVID-19 related costs (2)	2,480	864	7,160	864
Foreign exchange loss (gain)	1,595	1,621	2,904	785
Transaction, integration, and SEC conversion expense	675	15,674	6,060	18,479
Impairment of long-lived and other assets	5	—	22,354	—
Loss (gain) on sale of mineral properties, plant and equipment	1,152	(483)	(462)	1,197
Changes in fair value of investments	4,524	$(5,168)	6,472	(11,036)
Adjusted EBITDA	$162,746	$123,470	$566,897	$177,080
(1)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.

SSR Mining Inc.	MD&A Q3 2021 | 33

12.CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Basis of preparation and accounting policies

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Previously, the Company prepared its consolidated financial statements under International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board, as permitted by securities regulators in Canada, as well as in the United States under the status of a Foreign Private Issuer as defined by the United States Securities and Exchange Commission ("SEC").

As of June 30, 2021, the Company determined that it no longer qualified as a Foreign Private Issuer under the SEC rules. As a result, beginning January 1, 2022 the Company is required to report with the SEC on domestic forms and comply with domestic company rules in the United States. The transition to U.S. GAAP was made retrospectively for all periods from the Company’s inception. New accounting standards implemented subsequent to January 1, 2019 were adopted on their required adoption date.

Critical accounting estimates and judgments

The preparation of financial statements in conformity with U.S. GAAP requires the use of judgments and/or estimates that affect the amounts reported and disclosed in the condensed consolidated interim financial statements and related notes. Critical accounting estimates represent estimates that are uncertain and for which changes in those estimates could materially impact the consolidated financial statements. The critical judgments and key sources of estimation uncertainty that have the most significant effect in the preparation of the condensed consolidated interim financial statements for the three and nine months ended September 30, 2021 are consistent with those included in Part II of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 22, 2022.

13.INTERNAL CONTROL OVER FINANCIAL REPORTING AND DISCLOSURE CONTROLS AND PROCEDURES

The Company's management, with the participation of the Chief Executive Officer and Chief Financial Officer, are responsible for establishing and maintaining adequate internal control over financial reporting and disclosure controls and procedures. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Following an evaluation by management, during the three and nine months ended September 30, 2021, there were no changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.
14.CAUTIONARY NOTES REGARDING FORWARD-LOOKING INFORMATION AND MINERAL RESERVES AND MINERAL RESOURCES ESTIMATES

Cautionary Note Regarding Forward-Looking Information
Except for statements of historical fact relating to the Company, certain statements contained in this MD&A constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of Canadian securities laws. Forward-looking information may be contained in this document and the Company’s other public filings. Forward-looking information relates to statements concerning the Company’s outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information in this MD&A is based on certain key expectations and assumptions made by the Company. Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Forward-looking information is subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this

SSR Mining Inc.	MD&A Q3 2021 | 34

MD&A. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in the Company’s reports filed with the Canadian securities regulatory authorities.

Forward-looking information in this MD&A includes statements concerning, among other things: forecasts; outlook; timing of production; production, cost, operating and capital expenditure guidance; the Company’s intention to return excess attributable free cash flow to shareholders; the timing and implementation of the Company’s dividend policy; the implementation of any share buyback program and the amount thereof; statements regarding plans or expectations for the declaration of future dividends and the amount thereof; future cash costs and AISC per ounce of gold, silver and other metals sold; the prices of gold, silver and other metals; Mineral Resources, Mineral Reserves, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the Company’s ability to discover new areas of mineralization; the timing and extent of capital investment at the Company’s operations; the timing and extent of capitalized stripping at the Company’s operations; the timing of production and production levels and the results of the Company’s exploration and development programs; current financial resources being sufficient to carry out plans, commitments and business requirements for the next twelve months; movements in commodity prices not impacting the value of any financial instruments; estimated production rates for gold, silver and other metals produced by the Company; the estimated cost of sustaining capital; availability of sufficient financing; receipt of regulatory approvals; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; ongoing or future development plans and capital replacement; estimates of expected or anticipated economic returns from the Company’s mining projects, including future sales of metals, concentrate or other products produced by the Company and the timing thereof; the Company’s plans and expectations for its properties and operations; and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information is based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of the Company’s filings, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations and potential transactions, including joint ventures; weather conditions at the Company’s operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to the Company’s mines or facilities; lack of legal challenges with respect to the Company’s properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While the Company considers these factors and assumptions to be reasonable based on information currently available to the Company, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information. Forward-looking information is only a prediction based on the Company’s current expectations and the Company’s projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in the Company’s filings on the Company’s website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, the Company does not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events.

Qualified Persons

Except as otherwise set out herein, the scientific and technical information contained in this MD&A relating to Çöpler has been reviewed and approved by Robert L. Clifford, BS (Mine Eng), SME Registered Member, and Dr. Cengiz Y. Demirci, AIPG (CPG), each of whom is a qualified person under NI 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). Mr. Clifford is the Company's Director, Mine Planning (Turkey, Argentina), and Dr. Demirci is the Company's Vice President,

SSR Mining Inc.	MD&A Q3 2021 | 35

Exploration. The scientific and technical information contained in this MD&A relating to Marigold has been reviewed and approved by Greg Gibson and James N. Carver, each of whom is a SME Registered Member and a qualified person under NI 43-101. Mr. Gibson is the Company's Vice President of Operations - Americas and Mr. Carver is the Company's Resource Development Manager, USA. The scientific and technical information contained in this MD&A relating to Seabee has been reviewed and approved by Graeme Baker, B. Eng. (Mining), FAusIMM (200051), and Jeffrey Kulas, P.Geo., each of whom is a qualified person under NI 43-101. Mr. Baker is employed by OreWin Pty Ltd as Principal Mining Consultant, and Mr. Kulas is the Company's Resource Development Manager, Canada. The scientific and technical information contained in this MD&A relating to Puna has been reviewed and approved by Greg Gibson and Karthik Rathnam, MAusIMM (CP), each of whom is a qualified person under NI 43-101. Mr. Gibson is the Company's Vice President of Operations - Americas and Mr. Rathnam is the Company's Resource Manager, Corporate.

Cautionary Note Regarding Mineral Reserves and Mineral Resources Estimates

This MD&A includes Mineral Reserves and Mineral Resources classification terms that comply with reporting standards in Canada and the Mineral Reserves and the Mineral Resources estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the requirements of the SEC set out in the SEC's rules that are applicable to domestic United States reporting companies. Consequently, Mineral Reserves and Mineral Resources information included in this MD&A may not be comparable to similar information that would generally be disclosed by domestic U.S. reporting companies subject to the reporting and disclosure requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

SSR Mining Inc.	MD&A Q3 2021 | 36